Theravance Reports First Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, CA -- 04/26/2007 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the quarter ended March 31, 2007. Net loss for the first quarter of 2007 was $49.5 million, compared with $49.0 million for the same period of 2006, an increase of $0.5 million. Net loss per share was $0.82 for the first quarter 2007 compared with a net loss per share of $0.86 for the first quarter 2006.

"I'm extremely pleased with the recent advances in our pipeline," said Rick E Winningham, Chief Executive Officer. "We recently completed enrollment in two Phase 2 studies -- one with TD-5108 in patients with chronic constipation and one with TD-1792 in patients with complicated skin and skin structure infections -- and we look forward to reviewing the results from these studies in a few months. Also during the first quarter, we reached an important milestone when the FDA accepted the filing of our New Drug Application for telavancin in complicated skin and skin structure infections. Additionally, we recently reported positive results from our Beyond Advair collaboration with GSK and this program will progress as planned into larger studies by the end of the year."

Program Highlights

Bacterial Infections Programs

Telavancin

The U.S. Food and Drug Administration (FDA) accepted the filing of our New Drug Application (NDA) for telavancin for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria, including resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA). In conjunction with the filing of our NDA, we received a milestone payment from our partner Astellas Pharma Inc.

Our Phase 3 program for the treatment of hospital-acquired pneumonia (HAP) caused by Gram-positive bacteria, including resistant pathogens such as MRSA, continues to progress. The final Independent Data Monitoring Committee meeting was successfully completed during the first quarter with no changes to the program required. We expect to complete enrollment late in the first half of 2007.

Heterodimer

Our Phase 2 cSSSI clinical study with TD-1792, our investigational heterodimer antibiotic for the treatment of serious Gram-positive infections, including resistant pathogens such as MRSA, has completed enrollment, and the program remains on track.

Respiratory Programs

Beyond Advair

We reported positive results of two studies in our Phase 2b clinical program assessing the safety and efficacy of GSK642444 ('444) and GSK159797 ('797) in the Beyond Advair collaboration with GlaxoSmithKline (GSK) to develop and commercialize a once-daily Long-Acting Beta2 Agonist (LABA) product candidate for the treatment of asthma and chronic obstructive pulmonary disease (COPD). Both '444 and '797, dosed once daily, achieved clinically significant increases in bronchodilation at least equivalent to that of salmeterol dosed twice daily. Both compounds will continue in development, with the lead compound, '444, progressing into larger studies and the backup compound, '797, continuing in a dose optimization study.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) Program

Our MABA program for the treatment of COPD continues to progress with the lead compound, GSK961081, expected to begin a Phase 2 clinical study later this year.

Inhaled Long Acting Muscarinic Antagonist (LAMA) Program

Our lead compound in the LAMA program for COPD continues to progress in preclinical safety studies.

Gastrointestinal (GI) Motility Dysfunction Program

Our Phase 2 study with TD-5108 in patients with chronic constipation has completed enrollment and the program remains on track.

Financial Results

Revenue

Revenue was $5.4 million in the first quarter of 2007 compared with $4.3 million in the same period of 2006. This increase was due to higher amortization of upfront and milestone payments received from the company's partnerships with GSK and Astellas. All payments received to date under these agreements are being amortized over the relevant performance periods rather than being recognized when received.

Research and Development

Research and development spending for the first quarter of 2007 increased slightly to $48.9 million compared with $48.7 million for the same period of 2006. This increase was primarily driven by higher spending on our Phase 2 clinical programs with TD-1792 and TD-5108, partially offset by lower external development costs associated with telavancin. Total research and development stock-based compensation expense for the three months ended March 31, 2007 was $3.4 million compared with $3.0 million for the same period in 2006. Total external research and development costs were $28.5 million in the first quarter of 2007 compared with $30.3 million for the same period of 2006.

General and Administrative

General and administrative costs for the first quarter of 2007 were $8.8 million compared with $7.3 million for the same period in 2006. This increase was primarily driven by salaries, stock based compensation, and IT expenses. Total general and administrative stock-based compensation expense for the first quarter of 2007 was $2.4 million compared with $2.0 million for the same period in 2006.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $219.7 million as of March 31, 2007, a decrease of $15.9 million during the quarter. This decrease was primarily due to cash usage of approximately $47.9 million during the first quarter offset by the receipt of payments of $32.0 million from Astellas.

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Time today. To participate in the live call by telephone, please dial 800-817-4887 from the U.S., or 913-981-4913 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through May 26, 2007. An audio replay will also be available through 11:59 p.m. Eastern Time on May 10, 2007 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 4645250.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the goals and timing of seeking regulatory approval of our product candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2007, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                            THERAVANCE,  INC.
            CONDENSED  CONSOLIDATED  STATEMENTS  OF  OPERATIONS
                (In  thousands,  except  per  share  data)

                                               Three Months Ended March 31,
                                                --------------------------
                                                    2007          2006
                                                ------------  ------------
                                                        (unaudited)

Revenue (1)                                     $      5,398  $      4,296

Operating expenses:
   Research and development (2)                       48,858        48,708
   General and administrative (2)                      8,798         7,274

                                                ------------  ------------
Total operating expenses                              57,656        55,982
                                                ------------  ------------

Loss from operations                                 (52,258)      (51,686)

Interest and other income, net                         2,929         2,885
Interest expense                                        (121)         (151)
                                                ------------  ------------
Net loss                                        $    (49,450) $    (48,952)
                                                ============  ============
Net loss per share (3)                          $      (0.82) $      (0.86)
                                                ============  ============

Shares used in computing net loss per share (3)       60,061        56,871
                                                ============  ============

(1) Revenue includes amounts from GSK, a related party, of $2.8 million for the three months ended March 31, 2007 and $3.0 million for the three months ended March 31, 2006.

(2) Amounts include stock-based compensation expense for the three months ended March 31 as follows (in thousands):

                                               Three Months Ended March 31,
                                                ---------------------------
                                                    2007          2006
                                                ------------- -------------
                                                        (unaudited)

Research and development                        $       3,368 $       3,046
General and administrative                              2,420         1,967
                                                ------------- -------------
Total stock-based compensation expense          $       5,788 $       5,013
                                                ============= =============

(3) Shares used in computing net loss per share exclude approximately 11.2 million and 10.8 million shares issuable upon exercise of outstanding stock options and warrants, restricted shares, and shares subject to repurchase as of March 31, 2007 and 2006, respectively, as their effect would be antidilutive.

                             THERAVANCE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                  March 31,   December 31,
                                                     2007         2006
                                                ------------- -------------
                                                 (unaudited)       (2)

Assets
   Cash, cash equivalents and marketable
    securities                                  $     184,634 $     201,080
   Other current assets                                 6,051         6,111
   Marketable securities - non-current                 35,077        34,490
   Property and equipment, net                         16,183        15,101
   Other assets                                         5,714         5,642
                                                ------------- -------------
      Total assets                              $     247,659 $     262,424
                                                ============= =============

Liabilities and stockholders’ equity
   Current liabilities, net of current
    portion of deferred revenue                 $      41,665 $      40,336
   Deferred revenue (1)                               180,259       153,656
   Other long-term liabilities                          5,391         5,122
   Stockholders’ equity                                20,344        63,310
                                                ------------- -------------
Total liabilities and stockholders’ equity      $     247,659 $     262,424
                                                ============= =============

(1) Deferred revenue includes the current portion of $21.2 million and
    $19.3 million as of March 31, 2007 and December 31, 2006, respectively.
    The net increase in total deferred revenue is the result of additional payments that were earned under the company’s collaboration with
    Astellas, partially offset by the amortization of deferred revenue.

(2) The condensed consolidated balance sheet amounts at December 31, 2006 are derived from audited financial statements.

Contact Information:
Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com

Media
Theravance, Inc.
David Brinkley
Senior Vice President, Commercial Development
650-808-3784
dbrinkley@theravance.com